Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

ATIF HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Other	Units each consisting of: (3)	Other
Fees to Be Paid	Equity	(i) Ordinary shares, par value $0.001 per share(4)	457(o)
Fees to Be Paid	Other	(ii) Warrants to purchase ordinary shares	Other
Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share underlying Warrants(4)	457(o)
Fees to Be Paid	Other	Placement Agent Warrants(4)	Other
Fees Previously Paid	Equity	Ordinary shares underlying Placement Agent’s Warrants(3)	457(o)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$10,000,000	$92.70 per million	$927.00
	Total Fees Previously Paid							$1,636.50
Total Fee Offsets
	Net Fee Due							0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Not specified as to each class of securities to be registered pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure to Form F-1.
(3)	Each unit includes (i) one ordinary share and (ii) and a warrant to purchase ordinary share.
(4)	Pursuant to Rule 416 under the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
(5)	The placement agent warrants are exercisable for a number of ordinary shares equal to 3% of number of ordinary shares (which are part of the Units) sold in the offering at an exercise price equal to the exercise price of the warrants (which are part of the Units) sold in the offering.